Exhibit 4.7

                               PROMISSORY NOTE



 $75,000.00                                                      June 7, 1999

      FOR VALUE RECEIVED, the undersigned promises to pay to the order of GAY ROWE, ("Payee"), the principal sum of Seventy-Five Thousand and No/Dollars ($75,000.00), with interest on the principal balance from time to time remaining unpaid prior to maturity at the rate (the "Applicable Rate") of the lesser of (i) Twenty Four Percent (24%) per annum or (ii) the highest rate of interest permitted by applicable law.

      Interest shall be payable monthly during the term of this Note, with the first payment due July 7, 1999 and continuing monthly thereafter, with the entire unpaid amount of principal and accrued interest due and payable in its entirety on June 7, 2001. Interest on this Note shall be calculated at a daily rate equal to 1/360 of the annual percentage rate stated above, subject to the provisions hereof limiting interest to the maximum permitted by applicable law.

      This Note may be prepaid without penalty.

      The undersigned and all other parties now or here after liable for the payment hereof, whether as endorser, guarantor, surety or otherwise, severally waive demand, presentation, notice of dishonor, diligence in collection, grace, notice (except as otherwise expressly provided herein), protest, notice of intent to accelerate the maturity as herein provided, and consent to all renewals and extensions which from time to time may be granted by the holder hereof and to all partial payments hereon, whether before or after maturity.

      If this Note is not paid when due, whether at maturity or by acceleration, or if it is collected through a bankruptcy, probate or other court, whether before or after maturity, the undersigned agrees to pay reasonable attorney's fees together with all actual expenses of litigation and cost of Court, incurred by the holder hereof.

      This Note shall be secured pursuant to a Security Agreement dated April 8, 1998.

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      All agreements  between the  Maker  and the  holder hereof  are  hereby expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the holder hereof for the use, forbearance or detention of the money to be loaned hereunder exceed the maximum amount permissible under the applicable law. In the event that the maturity of this Note should be accelerated for any reason the earned interest may never include more than the maximum amount permitted under applicable law and any unearned interest in excess of the maximum amount permitted under applicable law shall be cancelled automatically and, if theretofore paid, shall be refunded to the undersigned or credited to the principal amount owing on this Note. If, from any circumstances whatsoever, fulfillment of any provision thereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by applicable law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstances the holder hereof should ever receive as interest an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing thereunder and not to the payment of interest or if such excessive interest exceeds the unpaid balance of principal, the excess shall be refunded to the Maker hereof. All sums contracted for, charged or received hereunder for the use, forbearance of detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread through the full term of this Note until payment in full so that the rate of interest on the account of such
 indebtedness is  uniform  through the  full  term  hereof.   The  terms  and
 provision of this paragraph shall control and supersede every other provision of all agreements between the undersigned and the holder hereof.

      This Note shall he governed by, and construed in accordance with, the laws of the State of Texas and the United States of America to the extent, and only to the extent, that the laws of the United States of America permit a greater rate of interest to be contracted for, received, charged, reserved or taken that would otherwise be permitted under the laws of the State of Texas. Unless changed in accordance with applicable law, the applicable rate ceiling under Texas law shall be the indicated rate ceiling as described in Tex. Rev. Civ. State, Ann. Art. 5069-1-04(a), as amended.

                                              MAKER

                                              /s/
                                              -----------------------------
                                              Performance Interconnect Inc.
                                              By: Ed Stefanko, President